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Exhibit 10.2
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                              EMPLOYMENT AGREEMENT
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      THIS EMPLOYMENT AGREEMENT (this "Agreement") executed and effective the
1st day of July, 2010 (the "Effective Date"), by and between Dynatronics Corporation, a Utah corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and John Rajala, a resident of California ("Employee").

                                    RECITALS

      A. The Company desires to retain the services of Employee, and Employee desires to render such services, upon the terms and conditions contained herein.

      B. Employee desires to provide the services to the Company on the terms and subject to the conditions contained in this Agreement.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                     DUTIES

      1.01 Duties. The Company hereby employs Employee, and Employee hereby accepts employment, as a Direct Sales Representative and Territory Manager upon the terms and conditions contained herein. Employee shall devote his best efforts to the duties of representing Dynatronics within the assigned territory. Employee shall be prohibited from selling product lines for other companies unless expressly approved in writing by the Company. Any secondary employment must also be approved in writing by an officer of the Company.

      1.02 Territory. You will be permitted to sell all lines of Dynatronics products within your designated Territory. The Company reserves certain accounts as national accounts or special accounts. In such cases, you will be informed of the commission participation, if any, on those accounts. From time to time a territory boundary may be amended due to product lines, other sales representatives or other considerations, in the Company's sole discretion. Your Territory is specifically defined in the attached Exhibit A and shown on the map attached to Exhibit A.

      1.03 Other Duties. During the Contract Term, Employee agrees to assist the Company relative to product sourcing, vendor relations and sales management. Travel outside the Territory to provide such assistance shall be limited to 10 days per fiscal year. Any request by Company for additional out of Territory assistance shall be compensated at a rate mutually agreed upon by the parties. All expenses associated with out of Territory meetings shall be paid by the Company.



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                                   ARTICLE II
                               TERM OF AGREEMENT

      The term of this Agreement shall commence on the Effective Date and shall remain in effect for three years terminating on June 30, 2013 (the "Contract Term") unless terminated sooner as provided for in this Agreement. If the Employee continues to be employed by Company following termination of the Agreement such continued employment shall be as an at-will employee.

                                  ARTICLE III
                                  COMPENSATION

      During the Contract Term, the Company shall pay, or cause to be paid to Employee in cash in accordance with the normal payroll practices of the Company (including deductions, withholdings and collections as required by law), the following:

      3.01 Sales Commissions. Employee agrees to be compensated according to Dynatronics commission policy as that policy may from time to time be amended. Commissions are paid on sales made by Employee to customers in the Territory (with the exception of sales to national accounts or other special circumstances which will be communicated to Employee in advance). Commissions are calculated by multiplying the gross profit on a sale (which is defined as gross sales price less cost of goods sold) times the applicable commission rate. Presently, the Company has two commission rates. For all of the Company's own manufactured products, modalities, tables, supplies, etc., commissions are 24% of the gross profit. For all distributed (non-manufactured) products commissions are 40% of the gross profit. Occasionally, the Company may have a product which does not fit into the above categories for which a special commission rate will be established. As previously mentioned, commissions on sales within the Territory to a "national account" may or may not be commissionable. These arrangements will be fully disclosed. Any sale by Employee outside the Territory will not be eligible for commission unless written approval is given by the Company in advance of the sale.

      3.02 Earned Commission. Commissions are not actually earned or owed on eligible sales made by Employee until payment in full is received by the Company on those sales. Nevertheless, the Company will pay a draw against commissions and will advance the balance of the estimated commission to you as provided in this Agreement. Such draws and advances must be repaid to the Company to the extent all or part of the advanced commissions do not become eared due to a customer's return of the product or their failure to pay. That repayment is typically achieved through an adjustment to the estimated future commission payments according to Company policy. Employee specifically consents to such adjustments for unearned commissions.


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      3.03 Payment of Commissions. Commissions are calculated at the end of each month based on actual invoiced sales made in the Territory during the month. A monthly draw of $2000 will be paid at the end of each month. The Company reserves the right to adjust the amount of the monthly draw based on actual commissions earned. Typically, the draw will not exceed 50% of the six month average of monthly commissions paid. On the 15th of each month, Employee will be advanced the balance of the calculated commissions for the prior month (i.e., the calculated commissions for the prior month less the draw previously paid for that month). Because commissions are not considered earned until the customer has paid its account in full, reimbursement of advanced commissions will be required when products are returned, a customer fails to pay or other account adjustments are required. The Company may provide a reconciliation report periodically reflecting the amount of commissions that must be reimbursed by Employee. Reimbursement will be offset against future commissions. By your signature below, Employee authorizes the Company to offset against future commission advances the amounts owed in reimbursement of commissions for returned product, account adjustments, and uncollected or delinquent sales according to Company policy. Employee will be provided with a monthly commission report. A final reconciliation between earned and advanced commissions will occur upon termination.

                                   ARTICLE IV
                                 OTHER BENEFITS

      4.01 Employee Benefits. During the Contract Term:

            (a) Employee shall be entitled to participate in the Company's 401(k) program, including the Company's annual matching contribution (currently up to $500),

            (b) Employee shall receive health insurance equivalent to the coverage provided to Employee during the 12 months prior to the date of this Agreement. Specifically this means coverage for John and Mary Jo Rajala. This benefit will extend only through December 31, 2010 by which point Employee is expected to opt out of the Company provided insurance unless the parties mutually agree to extend the date for opting out. Upon opting out of the Company provided insurance, the Company will reimburse employee up to $500 per month toward the actual out of pocket costs for Employee under their selected optional insurance,

            (c) Employee shall be eligible for any other employee benefit program that is generally offered to all employees of the Company except that any stock options must be specifically approved by the Company's Board of Directors.

      4.02 Expense Reimbursement.

            (a) Employee shall receive a monthly expense allowance of one thousand dollars ($1,000). Employee may elect within the first 30 days of this Agreement to have the monthly reimbursement paid based on receipts provided or advanced as additional 1099 income without obligation to provide receipts. Eligible expenses for reimbursement shall include (i) receipted expenditures for vehicle operation, including fuel, maintenance and repairs, monthly vehicle payments, licensing, taxes and insurance, (ii) cellular phone usage, (iii) home computer use, (iv) work related local entertainment and local travel expenses within assigned Territory, and (v) any other job related expenses approved by the Company.


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            (c) In addition to the expense allowance and reimbursement provided elsewhere in this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable, non-local employment-related expenses incurred by Employee, including regional or overnight travel, attending trade shows, meetings at the Company's headquarters, and other non-local business-related travel requested by the Company. Employee shall be reimbursed upon the Company's receipt of documentation in accordance with practices, policies and procedures of the Company.


                                   ARTICLE V
                             RESTRICTIVE COVENANTS

      5.01 Trade Secrets; Confidential and Proprietary Business Information.

            (a) The Company has advised Employee and Employee has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. For purposes of this Agreement,"Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of Employee), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agent or employees.

            (b) Employee acknowledges that Employee has through prior employment and will through continued employment acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

            (c) During the term of this Agreement and for a period of two (2) years following termination of employment by the Company, Employee shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Employee's employment) nor use in any manner, any Protected Information, or cause any such information of the Company to enter the public domain.


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            (d) From the date hereof until two (2) years after Employee's termination of employment with the Company, Employee, and any person or entity directly or indirectly controlling, controlled by or under common control with Employee, shall not, directly or indirectly (a) encourage any employee, supplier, or customer of the Company, its affiliates, or its successors in interest to leave his or her employment with the Company, its affiliates, or its successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Company, its affiliates, or its successors in interest), or encourage others to employ or hire any person who within one (1) year prior thereto was employed by the Company, its affiliates, or its successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within one (1) year prior thereto was an employee, supplier, or customer of the Company, its affiliates, or its successors in interest.

      5.02 Survival of Undertakings and Injunctive Relief.

            (a) The provisions of Section 5.01 shall survive the termination of Employee's employment with the Company irrespective of the reasons therefor.

            (b) Employee acknowledges and agrees that the restrictions imposed upon Employee by Section 5.01 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting Employee's future employment by others. Furthermore, Employee acknowledges that, in view of the Protected Information which Employee has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Section 5.01, any violation of any provision of Section 5.01 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Employee consents and agrees that if Employee violates any of the provisions of
Section 5.01 of this Agreement, the Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining Employee from committing or continuing any violation of such Sections of this Agreement.

      In the event of any such violation of Section 5.01 of this Agreement, Employee further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

                                   ARTICLE VI
                                  TERMINATION

      6.01 Termination of Employment. Employee's employment may be terminated
(i) at any time during the Contract Term by mutual agreement of the parties, or
(ii) as otherwise provided in this Article.

      6.02 Termination by Company without Cause/Termination by Employee for Good Reason. The Company may terminate Employee's employment without Cause (as defined below), and the Employee may terminate Employee's employment for Good Reason (as defined below), in either case by giving the other party hereto seven
(7) days prior written notice of such termination. In the event Employee's employment is terminated by the Company without Cause or Employee terminates Employee's employment for Good Reason, during the first one half (1/2) of Employee's Contract Term, Employee shall be entitled to receive an amount


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equivalent to the average monthly commission earned for the prior twelve month period or paid salary as the case may be, multiplied times nine payable within thirty (30) days of the notice of termination, and no other benefits. In the event Employee's employment is terminated by the Company without Cause or Employee terminates Employee's employment for Good Reason, during the last one half (1/2) of Employee's Contract Term, Employee shall be entitled to receive an amount equal to the average monthly commission earned for the twelve months prior to the termination date multiplied by the number of months remaining on the contract, payable on the 15th of each month for the prior month as patterned by commission payments under this Agreement, and all benefits that Employee would have been entitled to receive under paragraph 4.01(b), during the remainder of the Contract Term.

            (a) For purposes of this Agreement, "Good Reason" shall mean:

                  (i) A diminution in the compensation of the Employee (which diminution was not mutually agreed upon or not for "Cause" (as defined below) or the result of the Employee's disability);

                  (ii) The Company's transfer or assignment of the Employee, without the Employee's prior express written consent, to any location or position requiring the Employee to relocate from Employee's current residence, except for required travel on Company business to an extent that does not constitute a substantial abrupt departure from the Employee's normal business travel obligations; or

                  (iii) The failure by the Company to continue in effect any material benefit or compensation plan, health and medical benefit plan, or any other benefit plan in which the Employee is a participant, or the taking of any action by the Company that would adversely affect the Employee's right to participate in, or materially reduce the Employee's benefits under, any of such plans or benefits, or deprive the Employee of any material fringe benefit enjoyed by the Employee except as such elimination of benefit may be applicable to all employees of the Company.

      6.03 Death or Disability. In the event Employee, during the Contract Term, dies or becomes permanently disabled or incapacitated such that he is unable to perform his duties under this Agreement, the Company shall pay Employee or Employee's surviving spouse, but not Employee's estate, pursuant to Section 6.02 as if Employee had been terminated without Cause.

      6.04 Termination for Cause. The Company may terminate Employee's employment for Cause by giving Employee seven (7) days prior written notice of such termination. For purposes of this Agreement, "Cause" for termination shall mean:

                  (i) the willful failure or refusal to carry out the reasonable directions of the Board, the Chief Executive Officer, or the President, which directions are consistent with Employee's duties as set forth under this Agreement and have been given to Employee in writing but which directions Employee has materially failed to follow or reasonably implement within fifteen
(15) days after said written notice, other than a failure resulting from Employee's complete or partial incapacity due to physical or mental illness or impairment;


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                  (ii) material failure to follow Company policy or specific instructions from Employee's superior(s), which failures continue after fifteen
(15) days after written notice thereof by the Company; however, no warning shall be required in the case of significant insubordination causing financial harm to the Company or significant harm to the reputation of the Company;

                  (iii) a conviction for a violation of a state or federal criminal law involving the commission of a felony or a misdemeanor or other crime involving moral turpitude;

                  (iv) a willful act by Employee that constitutes gross negligence in the performance of Employee's duties under this Agreement and which materially injures the Company. No act, or failure to act, by Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

                  (v) a material breach by Employee of the terms of this Agreement, which breach has not been cured by Employee within fifteen (15) days of written notice of said breach by the Company;

                  (vi) repeated material unethical business practices by Employee in connection with the Company's business, which unethical business practices continue after fifteen (15) days after written notice thereof by the Company;

                  (vii) habitual use of alcohol or drugs by Employee;

                  (viii) intentional misuse of or damage to material Company property;

                  (ix) theft or willful destruction of property, money or goods belonging to the Company or its employees;

                  (x) falsification of Company records;

                  (xi) gambling while on Company property or while engaged in Company activities;

                  (xii) excessive absenteeism or failure to report to work without proper excuse; or

                  (xiii) violation of the Company's sexual harassment policies.


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      Upon termination for Cause, Employee shall not be entitled to payment of any compensation other than commission and benefits under this Agreement earned up to the date of such termination. Notwithstanding any provision to the contrary in any option or equity award agreement between the Company and Employee, in the event Employee's employment shall terminate on account of Termination for Cause, Employee shall forfeit and shall not be entitled to exercise any unexercised options, warrants, or similar rights to equity of the Company, whether or not vested or unvested, as of the date of termination.

                                  ARTICLE VII
                                 MISCELLANEOUS

      7.01 Assignment, Successors. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that the merger or sale of the Company or the sale of substantially all of its assets shall not be deemed an assignment of this Agreement for purposes of this Section 7.01. This Agreement shall be binding upon and inure to the benefit of Employee and Employee's estate and the Company and any assignee of or successor to the Company.

      7.02 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Employee, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

      7.03 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

      7.04 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Employee. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

      7.05 Notices. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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         If to the Company:                Dynatronics Corporation
                                           7030 Park Centre Drive
                                           Salt Lake City, Utah 84121

         With a copy to:                   DURHAM JONES & PINEGAR
                                           Attn: Kevin Pinegar, Esq.
                                           111 East Broadway, Suite 900
                                           P.O. Box 4050
                                           Salt Lake City, Utah 84110

         If to Employee:                  John Rajala
                                           12 Red Maple Place
                                           Danville, CA  94506

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

      7.06 Counterpart Originals. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      7.07 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

      7.08 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Utah, without regard to its choice of law principles.

      7.10 Effect on Other Agreements. This Agreement shall supersede entirely all prior agreements (including, without limitation, any existing employment agreement), promises and representations regarding employment by the Company and severance or other payments contingent upon termination of employment not referenced by this agreement.

      7.11 Extension or Renegotiation. The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions.

      7.12 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, and any other fees and costs incurred in the action or proceeding, in addition to any other relief to which such party may be entitled. Without limiting the generality of the foregoing, any reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred in enforcing any judgment or arbitration award shall be recoverable by the prevailing party as a separate item of recovery, and this provision is intended to be severable from the other provisions of this Agreement and shall survive any judgment or arbitration award and shall not be deemed to be merged into the judgment or award.


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      IN WITNESS WHEREOF the parties have executed this Employment Agreement on the date first written above.

                                           Dynatronics Corporation,
                                           a Utah corporation


                                           By: /s/ Kelvyn H. Cullimore, Jr.
                                              ---------------------------------
                                           Name: Kelvyn H. Cullimore, Jr.
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                                           Title: President and CEO
                                                 ------------------------------


                                           John Rajala,
                                           an individual

                                           /s/ John Rajala
                                           ------------------------------------
                                           John Rajala






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                                   EXHIBIT A

Title: Territory Sales Manager                 Report to: Region 1 Sales Manager

Responsibilities:

      Manager shall have duties and responsibilities commensurate with representing the Company in soliciting sales within the defined territory. Employee also agrees to provide assistance as provided in section 1.03.


      Territory shall include the following cities in Contra Costa and Alameda Counties, California

Graphic Eliminated

                                   California
                           please ask DynaPacific, or
                             Regional Sales Manager
                                  Pete Rajala
                                  Tehama


Pleasanton                        Lafayette
San Ramon                         Pacheco
Danville
Castro Valley
Alamo
Clayton
Walnut Creek
Pleasant Hill
Livermore
Sunol
Diablo
Concord
Martinez
Pittsburg
Antioch
Bay Point
Benicia
Orinda
Moraga




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